Exhibit 23(a)







INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference in the Registration Statements of Direct Insite Corp. (f/k/a Computer Concepts Corp.) on Forms S-8 (File No. 33-88260, effective December 30, 1994; File No. 33-94058, effective June 28, 1995; File No. 333-4070, effective April 25, 1996; File No. 333- 42795, effective December 19, 1997; File No. 333-52875, effective May 15, 1998; File No. 333- 72203, effective February 11, 1999; and File No. 333-33274, effective March 24, 2000) of our report dated February 23, 2001, appearing in the Annual Report on Form 10-K of Direct Insite Corp. for the year ended December 31, 2000.


                                           s/ Marcum & Kliegman LLP


March 28, 2001
Woodbury, New York